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                                                                    EXHIBIT 10.6

                            PATENT LICENSE AGREEMENT

THIS AGREEMENT, made and entered into by and between Nippon Conlux Co., Ltd., (hereinafter referred to as "Conlux"), a corporation organized and existing under the laws of Japan, with its principal place of business at 2-2, Uchisaiwai-cho 2-chome, Chiyoda-ku, Tokyo, Japan, and Drexler Technology Corporation (hereinafter referred to as "DTC"), a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its principal place of business at 1077 Independence Avenue, Mountain View, CA 94043, U.S.A.,

                                   WITNESSETH:

WHEREAS, Conlux possesses a number of patents with regard to an optical information recording and/or reproducing apparatus for optical cards; and

WHEREAS, DTC desires to have a licensing agreement with regard to the patents which Conlux possesses. Conlux is prepared to grant that license to DTC under the following conditions;

NOW, THEREFORE, in consideration of the forgoing and the obligations hereunder, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

        1. The term "Patent Rights" shall mean patents and pending patent applications, except for Japanese patents and pending Japanese patent applications, which Conlux possesses and has control over, as listed on the Patent List attached hereto.

        2. The term "Product" shall mean an optical information recording and/or reproducing apparatus for optical cards.

        3. The term "Component Parts" shall mean the individual parts which constitute the Product and the parts for assembly of individual parts.

        4. The term "Net Selling Price" shall mean the price at which DTC sells the Product to its customers, from which has been deducted, (a) all taxes imposed at the time of sales; (b) returned Products; (c) discounts; (d) volume discounts; (e) shipping costs; (f) insurance fees; (g) packaging costs; and (h) in the event that Component Parts imported from Conlux are used, the FOB price of the imported Component Parts plus import taxes.

        5. The term "Subsidiaries" shall mean companies which DTC controls through ownership of a majority of the issued voting stock.

ARTICLE 2. GRANT OF LICENSE

        1. Conlux hereby grants to DTC the non-exclusive patent license under the Patent Rights to make, have made, use and sell the Product all over the world excluding Japan.

        The license hereof includes the right for DTC to subcontract Component Parts.

        2. Upon the above license, DTC shall have a right to grant sublicenses to DTC's Subsidiaries; provided, however, that in such case, DTC causes the Subsidiaries to have the same obligations which DTC has under this Agreement, and DTC also will have joint liability.

        3. DTC may not sublicense the non-exclusive patent license under Paragraph 1 to a third party without Conlux's prior written consent.

        In the event that DTC grants sublicense to a third party with Conlux's prior written consent, DTC shall cause the third party granted sublicense with Conlux's prior written consent (hereinafter referred to as "DTC's sublicensee(s)") to have the same obligations which DTC has under this Agreement, and DTC also shall have joint liability.

        4. In the event that DTC sublicenses under Paragraph 2 or Paragraph 3 of this Article, DTC shall make and enter into a sublicense agreement with its Subsidiary or the DTC's sublicensee(s), and shall submit a copy of the sublicense agreement to Conlux.



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ARTICLE 3. ROYALTY

        1. DTC shall pay to Conlux the running royalty on the Products which DTC, its Subsidiaries or DTC's sublicensee(s) manufactures and sells in the exercise of the Patent Rights granted to DTC hereunder.

        This running royalty of DTC or its Subsidiaries shall be calculated to be in the amount of 3.5% of the Net Selling Price on the sales of all Products during the six month periods ending on June 30 and December 31 each year, or fifty US Dollars ($50) per each Product unit, whichever is lower, and the due date shall be the last days of June and December.

        The running royalty of DTC's sublicensee(s) shall be calculated to be in the amount of 3.5% of the Net Selling Price on the sales of all Products during the six month periods ending on June 30 and December 31 each year, and the due date shall be the last days of June and December.

        This running royalty shall be paid within forty (40) days of each due date.

        2. Products which DTC delivers directly to Conlux shall have no running royalty charge on them.

        3.      All payments hereunder, with the exception provided for in
Article 11, Paragraph 4, shall not be returned to DTC for any reason whatsoever.

ARTICLE 4. PAYMENT AND TAX

        1. DTC shall pay the running royalty under Article 3 in U.S. Dollars to a bank account designated by Conlux. Sales in currencies other than
U. S. Dollars shall be converted at the rate published in the Wall Street Journal for the last business day of the reporting period.

        2. In the event that taxes are imposed on the running royalty payment of Paragraph 1 of this Article according to the regulations of the laws of the United States of America, DTC shall deduct the tax when making payments to Conlux. When DTC deducts and pays to the taxing authority such taxes, DTC shall submit to Conlux an original tax payment certification properly issued by the taxing authority evidencing such tax payment.

        3. The running royalty payments of Paragraph 1 of this Article do not include value added tax, and in the event that DTC pays a value added tax as agent with regard to such payment, the payment of such value added tax shall be the burden of DTC.

ARTICLE 5. REPORTING

        DTC shall submit to Conlux for each six month period which ends on June 30 and December 31 every year, a statement of calculation of all Products manufactured and sold during such six month period within thirty (30) days after the last day of June and December. The statements must include detailed data on gross sales, sales quantities, Net Selling Prices and other pertinent data so that Conlux may be able to calculate the running royalty.

ARTICLE 6. BOOKS AND INSPECTION

        1. DTC shall prepare and keep books in sufficient detail to permit the determination of the running royalty payable under Article 3.

        2. Conlux may, if it deems necessary, request an explanation of the statement which DTC submits to Conlux under Article 5, and, if requested by Conlux, DTC must permit a certified public accountant which Conlux designates as its representative, to enter into DTC's factory, office or other facilities during reasonable business hours, and to inspect records such as the statements, account books and etc. DTC must also permit the person(s) performing the inspection to make copies of such records. The certified public accountant must keep this information confidential and may use this information only for determining the running royalty amount. If any such information is obtained by Conlux, then Conlux agrees to keep this information confidential and may use this information only for determining the running royalty amount.

ARTICLE 7. MODIFICATION OF RUNNING ROYALTY

        The running royalty as provided in Article 3 shall be reviewed every three years, and may be modified if Conlux and DTC have agreed thereon.



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ARTICLE 8. PROHIBITION OF ASSIGNMENT

        DTC may not assign to any third party this Agreement or any right or obligation under this Agreement without the prior written consent from Conlux.

ARTICLE 9. NOTICE

        All correspondence or notices required to be served under the terms and conditions hereof shall be in writing in the English language. Such written correspondence or notices to be sent to Conlux shall be sent to the following address by Federal Express or other international overnight courier:

        Nippon Conlux Co., Ltd.
        2-2 Uchisaiwai-cho, 2-chome, Chiyoda-ku, Tokyo, Japan
        Attention:  Norihiko Inagaki
        Managing Director, General Manager of Sales and Marketing Division

        Such written correspondence or notices to be sent to DTC shall be sent to the following address by Federal Express or other international overnight courier:

        Drexler Technology Corporation
        1077 Independence Avenue
        Mountain View, CA 94043, U.S.A.
        Attention: Steven G. Larson, Vice President, Finance

ARTICLE 10. NO WARRANTY

        Conlux makes no warranty or guarantee that any of the Patent Rights licensed to DTC herein have been and will be valid, any patents will be granted on the pending patent applications of the Patent Rights or that the Products manufactured, sold or used in the implementation of the Patent Rights licensed to DTC hereunder will not infringe any intellectual property rights of third parties. Conlux shall also have no liability whatsoever with regard to any loss, damages and/or expenses which DTC may incur from the Products manufactured, sold or used in the implementation of the Patent Rights licensed to DTC.

ARTICLE 11. TERMINATION OF AGREEMENT

        1. In the event that either party commits any breach of this Agreement and have not cured such breach within sixty (60) days after the written notice is given by the other party, the other party may immediately terminate this Agreement by giving written notice to the breaching party and may cause all of the breaching party's rights hereunder to lapse, and may demand compensation for damages against the breaching party.

        2. In the event that a party is liquidated, or has been adjudged bankrupt, the other party has the right to immediately terminate this Agreement. In the event that a party has fallen into insolvency, or has entered into the proceedings of arrangement or composition involving an assignment of assets for the benefit of creditors, the other party has the right to terminate this Agreement upon thirty (30) days written notice. During the thirty-day period after the written notice, the first party has the right to cure the insolvency or proceedings of arrangement. If such is cured, then this Agreement will not be terminated. If such is not cured after thirty (30) days has elapsed, this Agreement will be terminated according to the written notice.

        3. In the event that DTC disputes the validity of the Patent Rights, regardless of whether it is done directly or indirectly, Conlux may terminate this Agreement.

        4. In the event that this Agreement has been terminated, DTC may not demand that Conlux return the costs that have already been paid to Conlux under Article 4, except in the event that the termination hereof is for reasons attributable to the fault of Conlux.



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ARTICLE 12. TERM

        This Agreement shall be effective on the date it becomes effective and continue until the expiration of the Patent Rights as stated on the attached Patent List.

ARTICLE 13. FORCE MAJEURE

        Neither party shall be liable for delay or failure to perform any of its obligations hereunder if such delay is due to fire, acts of God, strike, labor dispute, governmental order, riot, revolution, war, or any other cause beyond the reasonable control of the parties; provided, however, that such party shall submit a written explanation of the reason for the delay or failure to the other party and written proof of the force majeure issued by a competent government agency, and shall obtain the confirmation of the other party. Also, upon resolution of the force majeure situation, the party must promptly fulfill all of its duties.

ARTICLE 14. APPLICABLE LAW

        The effect, interpretation and implementation of this Agreement shall be governed by the laws of Japan.

ARTICLE 15. LANGUAGE

        This Agreement shall be executed in the Japanese and English languages, and the English version shall be original. In the event of any difference between the two versions, the English version shall prevail.

ARTICLE 16. SETTLEMENT OF DISPUTE

        Both parties shall make sincere efforts to fulfill the terms hereof. If any questions arise with regard to the interpretation or implementation hereof, both parties shall settle such questions upon full consultation.

        Any dispute which cannot be settled amicably by such consultation shall be finally settled by arbitration. If arbitration is instituted by DTC, it shall be carried out in Tokyo, Japan, according to the commercial arbitration rules of the Japan Commercial Arbitration Association, and it shall be conducted in the Japanese language by a single arbitrator who is a Japanese lawyer. If it is instituted by Conlux, it shall be carried out in San Jose, California, according to the arbitration rules of the American Arbitration Association, and it shall be conducted in the English language by a single arbitrator who is an U.S. lawyer.

ARTICLE 17. ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements or understandings, expressed or implied, between the parties hereto.

ARTICLE 18. EFFECTIVENESS

        This Agreement shall become effective on the last day on which the authorized representatives of the parties ultimately sign it.

        IN WITNESS WHEREOF the parties have caused their authorized representatives to execute this Agreement in duplicate, both in Japanese and in English, and retain one copy each.


Conlux:      Nippon Conlux Co., Ltd.
Address:     2-2 Uchisaiwai-cho 2-chome
             Chiyoda-ku, Tokyo, Japan
Signature:   /s/Kazuyuki Akai
             ----------------------------
Name:        Kazuyuki Akai
Position:    President

Date:        May 26, 1999

DTC:         Drexler Technology Corporation
Address:     1077 Independence Avenue
             Mountain View, CA 94043, U.S.A.
Signature:   /s/Richard M. Haddock
             ----------------------------
Name:        Richard M. Haddock
Position:    President

Date:        May 28, 1999






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